UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/21/2011

GLOBAL CROSSING LTD
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16201

Bermuda	980189783
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Wessex House, 45 Reid Steet
Hamilton, Bermuda
HM12
(Address of principal executive offices, including zip code)

441-296-8600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 21, 2011, the Board of Directors (the "Board") of Global Crossing Limited (the "Company") and the Compensation Committee of the Board (the "Compensation Committee") approved the Company's 2011 long-term incentive program (the "2011 Long-Term Incentive Program"). Under the 2011 Long-Term Incentive Program, the executive officers named in the Summary Compensation Table of the Company's proxy statement for its 2010 Annual General Meeting of Shareholders (the "Named Executive Officers") each received restricted stock units ("RSUs") and performance shares under the 2003 Global Crossing Limited Stock Incentive Plan. Effective the same date, the Board and the Compensation Committee also approved a reward program for certain employees of the Company (the "Special Rewards Program"). Each Named Executive Officer received RSUs under the Special Rewards Program. The number of RSUs and the target number of performance shares granted to the Named Executive Officers under the 2011 Long-Term Incentive Program and the Special Rewards Program are as follows:

                                     2011 Long-Term Incentive Program                   Special Rewards Program

                                     RSUs                Target Performance Shares                         RSUs
John J. Legere          127,800                         127,800                                             41,481
Hector R. Alonso       20,950                            20,950                                              8,172
David R. Carey          22,950                            22,950                                             10,417
Daniel J. Enright          22,950                            22,950                                              9,805
John A. Kritzmacher   37,150                            37,150                                             13,481

Each RSU, whether granted under the 2011 Long-Term Incentive Program or under the Special Rewards Program, entitles a Named Executive Officer to receive an unrestricted share of the Company's common stock on January 21, 2014, subject to his continued employment through that date and subject to earlier pro-rata vesting in the event of death or long-term disability; provided that all of Mr. Legere's unvested RSUs vest upon actual or constructive termination without cause (as determined in accordance with his employment agreement) or due to death or long-term disability. Each RSU will also vest in full upon a Change in Control (as defined in the 2003 Global Crossing Limited Stock Incentive Plan).

Each performance share provides a Named Executive Officer with the opportunity to receive an unrestricted share of the Company's common stock on January 21, 2014, subject to his continued employment through that date and subject to earlier pro-rata payout in the event of death or long-term disability; provided that all of Mr. Legere's unvested performance shares vest upon actual or constructive termination without cause (as determined in accordance with his employment agreement) or due to death or long-term disability. In the event of a Change in Control (as defined in the 2003 Global Crossing Limited Stock Incentive Plan), the performance share opportunity payout will be determined on the basis of the Company's relative total shareholder return against such indices (as described below) calculated through the relevant Change in Control date.

Each Named Executive Officer's target performance share opportunity is based on total shareholder return over a three year period as compared to two peer groups. Depending on how the Company ranks in total shareholder return as compared to the two peer groups, each grantee may earn 0% to 200% of the target number of performance shares. No payout will be made if the average of the Company's total shareholder return results relative to the two peer groups (weighted equally) represents a ranking below the 30th percentile, and the maximum payout of 200% will be made if such average ranking is at or above the 80th percentile; provided that the portion of any payout exceeding 100% of the target award and not resulting from a Change in Control will be paid in the sole discretion of the Compensation Committee and, unless the Committee determines otherwise in its sole discretion, will be paid, if at all, in cash rather than shares, with such cash being an amount equal to the product of (i) the average closing price of the Company's common shares for the month of December 2013 multiplied by (ii) the number of shares constituting the target award multiplied by (iii) the percentage payout in excess of 100%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CROSSING LTD

Date: January 27, 2011	By:	/s/ Mitchell C. Sussis
Mitchell C. Sussis
SVP and Secretary